 Exhibit 99.1

BlastGard® International Reports Reduction of Liabilities by
Conversion of Notes to Common Stock

CLEARWATER FL — April 25, 2013 — BlastGard International, Inc. (OTCQB®: BLGA ("BlastGard" or the "Company") reported today the conversion of existing convertible debentures and an improved balance sheet. The majority note holder of our outstanding convertible notes converted the principal amount, including accrued interest thereon, of $1,451,424.70 in debt into 161,269,410 shares of BlastGard’s Common Stock. Of that amount, 20,222,222 shares are set aside for the former Note holder and 8,620,689 shares to another Canadian entity. The amount converted represents approximately 100% of all convertible debt appearing on BlastGard's December 31, 2012 annual report on Form 10K.

"We are extremely pleased that our note holders chose to convert their debt into our Common Stock," said Michael Gordon, BlastGard CEO. "This not only improves our balance sheet but we expect to reap additional savings as we continue to integrate the operations of HighCom Security, which we acquired in 2011.  This is a great vote of confidence in BlastGard by our note holders and this transaction will deliver considerable savings leading to improved margins as we strive for even greater revenue in 2013.

About BlastGard International, Inc.
BlastGard International, Inc. manufactures and markets proprietary blast mitigation materials through BlastGard International and designs, manufactures and distributes a unique range of leading security products and personal protective gear through HighCom Security. The Company's patented BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. BlastGard's core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. HighCom provides a wide range of security products and personal protective gear (including tactical armor) that are tailored and offer protection solutions to specific customer requirements. Given the equipment and ballistic protection solutions provided by HighCom, compliance with the U.S. Department of Commerce, U.S. Department of State, U.S. Department of the Treasury and all other governmental agencies' regulations is a high priority. HighCom has sold its products in the defense and law enforcement sectors and is known for innovative technology, exceptional customer service and superior quality performance. Additional information on BlastGard Defense Group’s companies can be found at http://www.blastgardintl.com and http://www.highcomsecurity.com.

“Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact: BlastGard International, Inc., Michael J. Gordon at (727) 592-9400  _______